Exhibit 5.1

[LOGO OF Mayer, Brown, Rowe & Maw]

February 2, 2006 Huron Consulting Group Inc. 550 West Van Buren Street Chicago, Illinois 60607	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	Registration Statement on Form S-1-
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

We have acted as counsel to Huron Consulting Group Inc., a Delaware corporation (the “Company”), in connection with the public offering by a certain selling stockholder of up to 5,750,000 shares (including 750,000 shares subject to an over-allotment option) of the Company’s common stock, par value $0.01 per share (the “Common Shares”), and the corporate proceedings taken and to be taken in connection therewith. We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-1 (the “Registration Statement”) relating to the Common Shares.

As counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and the Company’s bylaws, each as amended, restated and supplemented, the resolutions of the board of directors of the Company and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, it is our opinion that the Common Shares have been duly authorized, legally issued, fully paid and are nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

We do not express any opinion as to any laws other than the corporate law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP